POWER OF ATTORNEY

To be filed with the United States Securities and Exchange Commission

The undersigned, Richard H. Anderson, of UnitedHealth Group Incorporated, hereby authorizes and designates Thomas L. Strickland, Executive Vice President and Chief Legal Officer, and Dannette L. Smith, Deputy General Counsel and
Assistant Secretary, to sign on his behalf any Forms 3, 4, 5 or 144 required to be filed with the Securities and Exchange Commission or New York Stock
Exchange at any date following the date hereof.  The undersigned also revokes all previous powers of attorney to sign on his behalf any
Forms 3, 4, 5 or 144 as of the date hereof.

This Power of Attorney shall remain in effect until specifically revoked by the undersigned.

Date: May 29, 2007

/s/ Richard H. Anderson